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                     November 16, 2022

       Makram Azar
       Chief Executive Officer
       Golden Falcon Acquisition Corp.
       850 Library Avenue, Suite 204
       Newark, DE 19711

                                                        Re: Golden Falcon
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 7,
2022
                                                            File No. 001-39816

       Dear Makram Azar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jason T. Simon, Esq.